Exhibit 99.1

Accretive Health Obtains New York Stock Exchange Listing Extension
CHICAGO--(BUSINESS WIRE)--September 17, 2013--
Accretive Health, Inc. (NYSE: AH) today announced that it has received an extension for continued listing and trading of the Company's common stock on the New York Stock Exchange (“NYSE”).
The extension granted by the NYSE, subject to review by the NYSE on an ongoing basis, provides the Company with an additional trading period through March 19, 2014 during which it can file its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission.
During the extension period, trading of the Company's shares on the NYSE will remain unaffected. The Company continues to work diligently to complete ongoing work on its financial restatement and expects to meet the timing requirements set forth by the NYSE.

About Accretive Health
At Accretive Health, our mission is to help our healthcare clients strengthen their financial stability and deliver better care at a more affordable cost to the communities they serve, increasing healthcare access for all. For more information, visit www.accretivehealth.com.

Accretive Health, Inc.
Investor Relations:
Atif Rahim, 312.324.5476
investorrelations@accretivehealth.com
or
Media:
Brian Pitts, 312.475.5921
brian.pitts@hkstrategies.com

Safe Harbor Statement
The above statement that the Company expects to meet the timing requirements set forth by the NYSE is a forward-looking statement and is subject to risks and uncertainties. We have based this statement on the current status of the restatement process, other information now known to us, and our anticipated timing for the completion of the restatement and related SEC filings.  Although we believe that the assumptions and expectations reflected in this statement are reasonable, the timing of completion of the restatement process and related SEC filings in order to come into compliance with the NYSE's requirements for continued listing is subject to known and unknown risks and uncertainties and could vary materially from our current expectations.  We assume no, and we specifically disclaim any, obligation to update this statement to reflect actual results or changes in factors or assumptions affecting this statement.  We advise investors to consult any further disclosures we make on this topic in our SEC filings.